[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive
Program Objective
All team members and leaders play a vital role in helping Savers achieve our core purpose. The SSC Bonus Program is one way that we recognize and reward the day-to-day contributions that SSC team members make toward our success.

Annual Bonus Target

ELIGIBLE ROLE	ANNUAL BONUS TARGET % OF BASE SALARY
[____]	[____]
•The annual bonus target for eligible team members is a percentage (%) of base salary effective the last day of the calendar year of the performance period, also considered the last day of the bonus plan year.
•[Bonus target is split between cash and equity.]
•[Equity is awarded in RSU’s as a dollar value and will be converted into # shares at the time of the award.]
•The individual bonus target for each eligible role is tied to job level. If a team member moves into a job with a different bonus target during the calendar year, the annual bonus will be pro-rated based on the number of days during the calendar year in each eligible position at each target rate.
Team Member Eligibility
•All bonus eligibility is based on each team members’ official employment record in the HR system.
•The performance period for bonus eligibility is the calendar year that coincides with the fiscal performance.
•The bonus opportunity will be prorated based upon the number of days they are in the eligible role and meet the eligibility requirements.
•Eligible Roles: Temporary team members, contractors and consultants are not eligible for the SSC bonus.
•New Hires, Promotions, Transfers, Demotions: Bonuses will be pro-rated based on the number of calendar days in a bonus eligible role during the calendar year. The new bonus opportunity will be applied effective and prorated based on the day of the change. If a team member has two or more different bonus levels during the plan year based on eligibility changes, the salary and role in effect on the last day of each bonus level will determine the bonus target and bonus metrics for that period of time. The year end result for each metric is determined and prorated accordingly based on length of time in each eligible role.
•Leaves of Absence: Bonus payment is prorated based on the number of calendar days not actively at work for leaves of absence longer than 6 months. For the USA and Canada, time not actively at work is designated by leave of absence status in the HR system.

•Team members must be employed at the time of bonus payment to be eligible for the bonus unless otherwise required by law. Team members who resign from their employment before the bonus is paid are not entitled to the bonus. In Canada, if a team member’s employment is terminated by the Company, and if the bonus payout date falls within the minimum statutory notice period they are entitled to upon termination, pursuant to applicable employment standards legislation, then they are considered actively employed and eligible for the bonus.

Effective January 1, [YEAR]

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Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive
•Management is responsible for the accuracy of team member records in the HR system. Bonuses will be paid based on HR system records.
Bonus Metrics
•All bonus metrics are determined based on year-end performance when calculating bonus payment.
•The SSC bonus payout is determined by the annual measurement of [adjusted EBITDA]1. EBITDA stands for Earnings Before Interest, Tax, Depreciation and Amortization. Annual results compared to the annual target correspond to a payout on the EBITDA portion of the bonus. EBITDA begins to pay out at [__]% achievement of the annual target. Adjusted EBITDA is defined by Savers as net income excluding the impact of interest expense, net income tax (benefit) expense, depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense, lease intangible asset expense, transaction costs, dividend-related bonuses, (gain) loss on foreign currency, and certain other adjustments.
•Certain roles replace EBITDA with other profit metrics. These roles are described on the payout scale page in this document.
•Some functions or departments have a functional goal in addition to EBITDA. If there is a functional goal, [__]% of the bonus is determined by EBITDA performance, and [__]% by functional goal performance. EBITDA must achieve at least [__]% of the annual target to fund payment of functional goal achievement. Teams with functional goals are listed below. Savers will determine and publish the partial and full goal achievement thresholds. The functional goal applies to all team members in the organization of the functional executive/director listed. If there is no functional goal, then EBITDA is the only metric for bonus determination.
•In the case of new hires, promotions, transfers, and demotions, the year end result for each metric is determined, and prorated accordingly based on length of time in each eligible role per the eligibility rules for the plan.

Director or VP	Title	Functional Goal - [__]% of bonus metrics
[__]	[__]	[__]

Bonus Calculation & Payment
•The Compensation team will calculate the bonus for payment.
1 Each year, the Board or Compensation Committee may adopt different performance metrics, including but not limited to those set forth herein this letter or any of the following (whether on an absolute or relative basis): net earnings (or loss) or net income (or loss); operating profit (or loss) or operating earnings (or loss); pretax earnings or income (or loss) before income taxes; earnings (or loss) per share (or adjusted); adjusted operating profit (or loss); operating profit as a % of sales; adjusted operating profit as a % of sales; share price, including growth measures and total stockholder return, and appreciation in and/or maintenance of the price of the shares of stock or any publicly traded securities of the Company; earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes (EBIT); earnings (or losses) before interest, taxes, and depreciation (EBITDA); bookings, orders, sales, or revenue, or growth in these measures, whether in general, by type of product or product line, by service, or by customer or type of customer; net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus; gross or operating margins; gross profit; return measures, including return on assets, capital, investment, equity, sales, or revenue; cash flow, including operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, and cash flow per share; productivity ratios; expense targets or improvement in or attainment of expense levels or cost reductions; market share; financial ratios; working capital targets; cash or equivalents; implementation, completion, or attainment of measurable objectives with respect to research, development, products, or projects, recruiting and maintaining personnel, and strategic or operational objectives; completion of acquisitions of businesses or companies; completion of divestitures and asset sales; and any combination of any of the foregoing business criteria and/or on a per share basis.

Effective January 1, [YEAR]

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Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive
•The target bonus is calculated based on the bonus opportunity for your role(s) as described in the Annual Bonus Opportunity section and applying the rules in the Team Member Eligibility and Bonus Metrics sections.
•Once the metric results are finalized, each metric will be calculated individually based upon the metric weighting. The metric result determines the percent of payout from the payout scale, which determines the bonus earned for that metric. The bonus earned for each metric will be summed to determine the total bonus earned.
•The total target bonus shall be split with a mix of payment types in both cash and equity for each eligible role.
•Once the metric results are finalized, each metric will be calculated individually based upon the metric weighting. The metric result determines the percent of payout from the payout scale, which determines the bonus earned for that metric. The bonus earned for each metric will be summed to determine the total bonus earned. [The total bonus earned will then be split between the ratio of the target cash bonus and the target equity bonus to determine the cash bonus earned and the equity bonus earned.]
•[Equity bonuses will be granted in the form of Restricted Stock Units (RSU’s) with a one-year cliff vesting and are subject to the terms of the Omnibus RSU Grant Agreement and the Omnibus Incentive Plan. The number of units granted shall be determined by dividing the equity bonus earned by the closing price of the stock on the day of the grant.]
•[The RSU Grant Agreement shall provide for full acceleration of vesting in the event of the participant’s voluntary retirement provided the attainment of age 55 and 10 years of service as of the date of retirement.]
•The bonus may be paid entirely in cash, entirely in equity incentive awards (in a form determined by Savers, including applicable vesting and forfeiture terms) or a combination thereof, as determined by Savers in its sole discretion. The portion of a bonus that is paid in cash, if any, will be paid no later than March 15 of the year following the year to which the bonus relates. The portion of a bonus that is granted in an equity incentive award, if any, will be granted, subject to the approval of Savers’ Board of Directors or the Compensation Committee thereof, at or around the time the cash portion of the bonus is paid with respect to the same fiscal year. Savers may set forth additional terms relating to an eligible team member's bonus for one or more fiscal years, as determined by Savers in its sole discretion, in a participation letter to such team member with respect to such fiscal year(s).

Effective January 1, [YEAR]

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Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive

Functional Goal Payout Scale When EBITDA is between [__]% and [__]%
Achievement	% Payout
Did Not Achieve	[__]
Achieved Partial Goal	[__]
Fully Achieved	[__]
There is no proration of payout, only payouts at [__]% or [__]%.
[__]% EBITDA achievement required for Functional Goal payout.
The Company will determine and publish the threshold for partial and full achievement.
Goal achievement is solely determined by Functional Executive and CEO.

[YEAR] EBITDA Payout Scale
% Plan	% Payout
[__]	[__]

Functional Goal Payout Scale When EBITDA is above [__]%
Achievement	% Payout
Did Not Achieve	[__]
Achieved Partial Goal	[__]
Fully Achieved	[__]
There is no proration of payout, only payouts at [__]% or [__]%
[__]% EBITDA achievement required for Functional Goal payout.
The Company will determine and publish the threshold for partial and full achievement.
Goal achievement is solely determined by Functional Executive and CEO.

Effective January 1, [YEAR]

Page 4 of #NUM_PAGES#

Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.